Exhibit 4.20

Portions of this exhibit were omitted and filed separately with the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked with a series of asterisks.


                                    AGREEMENT

          THIS AGREEMENT, effective as of the 15th day of February, 2001, between PHARMACIA CORPORATION, a company organized under the laws of the State of Delaware, having a place of business at 100 Route 206 North, Peapack, New Jersey 08807("Pharmacia"), and HAEMACURE CORPORATION, a corporation organized under the laws of the State of Delaware, having its principal place of business at One Sarasota Tower, STE 802, Two North Tamiami Trail, Sarasota, Florida 34236 ("HAE").

                                   WITNESSETH:

          WHEREAS, Pharmacia markets and sells its Gelfoam(R) Product Line (as hereinafter defined) to the Accounts (as hereinafter defined), and desires to utilize the services of HAE's sales force to market, and promote the Product with sales presentations and appropriate marketing media to hospitals and physicians in order to increase sales of the Product; and

          WHEREAS, HAE has the resources and expertise to participate in the promotion, marketing and detailing of the Product to the Accounts; and

          WHEREAS, the parties desire to enter into an exclusive arrangement whereby HAE would engage in sales promotion, or other activities appropriate to promote sales of the Product to the Accounts under the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

          The following terms shall, for the purposes of this Agreement, have the meanings designated to them under this Article unless otherwise specifically indicated.

          1.1. "Account" shall mean the hospitals described in Schedule B, and as amended from time to time by mutual written agreement.

          1.2. "Act" shall mean the United States Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

          1.3. "Affiliate" of an entity shall mean any entity which controls, is controlled by, or is under common control with such entity. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, more than forty percent (40%) of the voting equity of the other entity or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other entity.

          1.4. "Claims" shall mean any and all liabilities and expenses whatsoever, including, without limitation, claims, adversary proceedings (whether before a court, administrative agency or any other tribunal), damages (whether compensatory, multiple, exemplary or punitive), judgments, awards, penalties, settlements, investigations, costs, and attorneys fees and disbursements.

          1.5. "Competitive Product" shall mean any topical, gelatin-based absorbable hemostatic product that is directly competitive with the Product Line.

          1.6. "Detail" or "Detailing" shall mean, with respect to a medical device, including the Product, the activity undertaken by a qualified sales representative during sales calls on Account surgeons, physicians or other appropriate personnel of providing a discussion of the FDA-approved indicated use, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of Product, in a fair and balanced manner consistent with the requirements of the Act and instructions of Pharmacia, including, but not limited to, the regulations at 21 CFR Part 202, and using, as necessary or desirable, the Product Labeling or the Product Promotional Materials.

          1.7. "Effective Date" shall mean the date appearing at the beginning of this Agreement.

          1.8. "Exclusive" with respect to the rights granted herein shall mean that Pharmacia shall not, during the term of this Agreement, appoint any person or entity, other than HAE, Pharmacia's own employees and Warehouse Distributors, authorized to solicit orders or distribute Products to or from the Accounts.

          1.9. "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto.

          1.10. "Marketing Plan" shall mean the marketing and promotional plans for the Product, as determined by HAE and Pharmacia.

          1.11. "Product" and "Product Line" shall mean any or all Gelfoam(R) product line products described on Schedule A attached hereto, including any product improvements, extensions, supplements or additions to the Product Line, and as amended from time to time by mutual written agreement.

          1.12. "Product Labeling" shall mean (a) the FDA-approved full prescribing information for Product and (b) all labels and other written, printed, or graphic matter upon or accompanying any container, wrapper or utilized with or for Product.

          1.13. "Product Promotional Materials" shall mean all written, printed, graphic, audio or video matter, other than Product Labeling, intended for use by HAE qualified sales representatives and relating or referring to Product.

          1.14. "Trademarks" shall mean those trademarks and trade names, whether or not registered in the United States for the Product, Product Labeling, trade dress and packaging which are applied to or used with the Product, or any Product Promotion Materials.

          1.15. "Warehouse Distributors" shall mean the qualified warehouse distributors currently utilized by Pharmacia to distribute the Product, and such similar distributors added by Pharmacia during the term of this Agreement.

                                   ARTICLE 2

                          APPOINTMENT, RESPONSIBILITIES

          2.1. Appointment. Pharmacia hereby appoints HAE, and HAE hereby accepts such appointment, as Pharmacia' s Exclusive sales and marketing representative for the Product for the Accounts.

          2.2. Pharmacia Responsibilities. During the term of this Agreement, Pharmacia shall, at its sole expense (except as otherwise expressly provided herein), have responsibility for performing the activities set forth in this
Section 2.2:

               (a) Hold and maintain the NDA for Product and conduct all FDA relations and filings;

               (b) Perform regulatory, medical and legal review and approval of promotional materials;

               (c) Distribute finished product and bill trade accounts with wholesalers, hospitals, and retailers as appropriate;

               (d) Book sales on Pharmacia Accounts;

               (e) Supply Product sample packages, as described more fully below;

               (f) Keep HAE informed of new sales plans, objectives, and product offerings with respect to the Product Line;

               (g) Pay commissions to HAE in accordance with Article 4.

          2.3. HAE Responsibilities. During the term of this Agreement, HAE shall, at its sole expense (except as otherwise expressly provided herein), in addition to sales promotion, including Detailing, as described herein, have responsibility for performing the activities set forth in this Section 2.3:

               (a) Recruit and hire qualified sales representatives.

               (b) With the reasonable assistance of Pharmacia, supervise, train and maintain such competent and qualified personnel as may be required to promote Product as provided herein.

               (c) Appoint a competent and qualified HAE manager to serve as the product manager for Product whose primary responsibility will be to:

                    (i) coordinate the implementation of a Marketing Plan by the HAE marketing and sales organization in collaboration with Pharmacia's liaison manager for Product;

                    (ii) coordinate marketing and sales-related oral and written communications between Pharmacia and HAE;

                    (iii) receive and disseminate marketing and sales promotional material to the appropriate members of HAE's sales and marketing management and qualified representatives engaged in Detailing of Product; and

                    (iv) schedule and conduct periodic briefing meetings on marketing or sales-related matters.

               (d) Commence Detailing of Product to the Accounts as promptly as practicable after training.

               (e) Conform its practices and procedures relating to sales, marketing and Detailing of the Product to (i) FDA rules and regulations and
     (ii) not making further warranty of Pharmacia's Product.

               (f) Promptly, but in any event in accordance with the Act, submit to Pharmacia all adverse drug experience information, including a copy of any records or other documentation which HAE has received relating thereto, concerning the Product and coming to the attention of HAE.

               (g) Take such other actions as Pharmacia and HAE may jointly agree upon and deem as necessary, desirable or appropriate to market, promote and Detail the Product effectively.

          2.4. HAE Deliverables. HAE will prepare an annual Product Marketing Plan with semi-annual updates.

          2.5. Pricing. Pharmacia shall at all times have responsibility for formulating and establishing all prices, pricing strategies and terms of sale relating to the Product Line.

          2.6. Addition and Deletion to Account List. HAE and Pharmacia can mutually agree upon adding and/or subtracting Accounts to Schedule B hereto. Unless otherwise agreed upon by the parties, any such agreed upon deletion or addition shall be effective at the beginning of the next calendar quarter.

          2.7. Sales Procedures. Sales orders generated by HAE shall, at the discretion of the Account, either be: a) forwarded to Pharmacia's Distribution Centers by HAE; or b) ordered directly by the Account through Pharmacia; or c) ordered by the Account indirectly through a Wholesaler Distributor. Pharmacia retains complete discretion to accept or decline sales orders.

          2.8. Competitive Products. During the term of this Agreement, HAE hereby covenants and shall cause its Affiliates to covenant, not to sell, Detail, market, promote, or otherwise distribute any Competitive Product to the Accounts.

          2.9. Non-Accounts. During the term of this Agreement, Pharmacia agrees not to appoint any person or entity, other than Pharmacia's own employees and Warehouse Distributors authorized to solicit orders or distribute Products to or from hospitals or other similar entities that are not included on Schedule B (Accounts), without first offering HAE the opportunity to serve as the exclusive sales and marketing representative for such account.

                                   ARTICLE 3

                 PRODUCT TRAINING/PROMOTIONAL MATERIALS; SAMPLES

          3.1. Training Materials. In connection with HAE's commencement of Detailing of Product and for purposes of training new HAE personnel added during the term of this Agreement, Pharmacia shall provide HAE, free of charge and in a timely manner, with training materials at the sole cost of Pharmacia.

          3.2. Supply of Samples. Sufficient Product samples for the purpose of hospital product presentation, conventions and sales training will be supplied by Pharmacia at no cost to HAE. Product samples will be shipped at Pharmacia's cost to HAE's warehouse and/or to HAE's qualified sales representatives on a quarterly basis.

          3.3. Use of Samples. The Product samples shall be used only for the purposes contemplated herein. All supplies of the Product must be stored, handled and administered in accordance with the instructions of Pharmacia, and in a manner appropriate to the nature and properties of the Product. HAE agrees not to sell or generate revenue from Product samples provided by Pharmacia. Any breach relative to the agreed upon sampling policies and procedures outlined in Exhibit C to this Agreement will result in Pharmacia discontinuing the shipment of Product samples to HAE.

          3.4. Supply of Promotional Materials. Sufficient Product Promotional Materials will be supplied by Pharmacia at no cost to HAE and shipped to HAE's warehouse and/or to HAE qualified sales representatives on a quarterly basis. Only Pharmacia generated promotional materials will be used, unless HAE submits promotional materials and such materials are approved for use by Pharmacia. Pharmacia shall use commercially reasonable efforts to comment upon and approve such materials as promptly as possible.

          3.5. Content of Product Promotion Materials. Each party hereto shall promptly notify the other party hereto of and provide such other party with a copy of any correspondence or other reports or complaints submitted to or received by the first party from the FDA or other third party claiming that Product Promotional Materials are inconsistent with Product Labeling or otherwise in violation of the Act.

                                    ARTICLE 4

                                     PAYMENT

                                      ****

                                    ARTICLE 5

                                   Trademarks

          5.1. Required Use and Compliance. HAE shall promote the Product only under the Trademarks.

          5.2. Validity of Trademarks. HAE acknowledges the validity of Pharmacia's right, title and interest in and to its Trademarks and shall not have, assert or acquire any right, title or interest in or to any of Pharmacia's Trademarks, except as otherwise explicitly provided in this Agreement.

          5.3. Use of Trademarks. HAE shall use Pharmacia's Trademarks only in the manner directed in writing by Pharmacia or consistent with Pharmacia's own use of its Trademarks for purposes of selling the Product and shall not use any Pharmacia Trademark in connection with any goods or products other than the Product.

          5.4. Notice of Infringement. HAE shall give Pharmacia notice of any infringement or threatened infringement of any of Pharmacia's Trademarks used in connection with the Product. Pharmacia shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of Pharmacia's Trademark. In the event that Pharmacia chooses to take enforcement action in response to the infringement or threatened infringement of its Trademark, HAE shall reasonably cooperate in such enforcement; provided, however, that Pharmacia shall reimburse HAE for reasonable expenses incurred by it that are related to such enforcement.

                                   ARTICLE 6

                            CONFIDENTIAL INFORMATION

          6.1. Confidentiality. Each party agrees on behalf of itself, its employees and agents that during the term of this Agreement and for a period of five (5) years thereafter, such party shall not use (except as contemplated herein) or disclose Confidential Information of the other party without the other party's prior written consent. "Confidential Information" shall mean all trade secrets and other proprietary information, including, without limitation, proprietary information related to the Product, Marketing Plan and Accounts. Confidential information does not include:

               (a) information which was already known by the receiving party at the time of its disclosure hereunder, as evidenced by its written records or other competitive evidence;

               (b) information disclosed to the receiving party by a third party lawfully in possession of such information and not under an obligation of nondisclosure to the disclosing party in respect thereof;

               (c) information which at the time of disclosure is or subsequently becomes patented, published or otherwise part of the public domain except by breach of this Agreement by the receiving party; or

               (d) information developed independently by the receiving party without the benefit or use of the Confidential Information.

                                   ARTICLE 7

                          COMPLIANCE AND AUTHORIZATION

          7.1. Pharmacia Legal Compliance. Pharmacia shall comply in all material respects with all laws and regulations applicable to the conduct of business pursuant to this Agreement including, but not limited to, the applicable requirements under the Act (together, the "Laws").

          7.2. HAE Legal Compliance. HAE shall comply in all material respects with all Laws.

          7.3. Pharmacia Representation and Warranty. Pharmacia represents and warrants that the Products, at the time of delivery to the Accounts, will be in compliance with all applicable Laws and it has no knowledge of any violation of Laws that could affect the marketing and sale of the Products.

          7.4. Authorization. Pharmacia hereby represents and warrants to HAE that all corporate action on the part of Pharmacia and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Pharmacia hereunder has been taken.

          7.5. HAE Representation and Warranty. HAE hereby represents and warrants to Pharmacia that all requisite action on the part of HAE and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of HAE hereunder has been taken.

                                   ARTICLE 8

                                 INDEMNIFICATION

          8.1. Indemnification by HAE. HAE shall indemnify, defend and hold harmless Pharmacia and its parent and subsidiary corporations, divisions and Affiliates and their respective present and former directors, officers, agents, attorneys, representatives and employees (collectively, the "Pharmacia Indemnitees") from and against any and all Claims arising or resulting from:

               (a) any breach of this Agreement by HAE, its employees, agents and/or representatives (including, without limitation, the qualified sales representatives);

               (b) any breach or violation of applicable law by HAE, its employees, agents and/or its representatives (including, without limitation, the qualified sales representatives); and

               (c) any Claim asserted against any of the Pharmacia Indemnitees by any HAE employee, agent and/or representative based on compensation or benefits allegedly owed to such employee, agent or representative.

          8.2. Indemnification by Pharmacia. Pharmacia shall indemnify, defend and hold harmless HAE, its parent and subsidiary corporations, divisions and Affiliates and their respective present and former directors, officers, agents, attorneys, representatives and employees, (collectively, the "HAE Indemnitees") from and against any and all Claims arising or resulting from:

               (a) any breach of this Agreement by Pharmacia, its employees, agents and/or representatives;

               (b) any breach or violation of applicable law by Pharmacia, its employees, agents and/or representatives; and

               (c) the sale, distribution or use of the Products or the publication/distribution of the Product Labeling and/or the Product Promotional Materials, except to the extent such Claim arises from the negligence or willful misconduct of any HAE employee, agent and/or representative.

          8.3. Indemnification Procedures. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this Article, any person or entity intending to claim indemnification hereunder (an "Indemnitee") shall give written notice of such matter to the party hereunder from whom indemnification is sought (the "Indemnitor"). The Indemnitor shall diligently defend any such action, claim or liability, and subject to the Indemnitor's compliance with its indemnification obligations, the Indemnitee shall, at the Indemnitor's expense, cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any Claim covered by this Agreement. The Indemnitor shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the Indemnitor shall promptly notify the Indemnitee of all developments in the matter. In no event shall the Indemnitee compromise or settle any such matter without the prior consent of the Indemnitor, who shall not be bound by any such compromise or settlement absent its prior consent, which shall not be unreasonably withheld or delayed. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense. If the Indemnitor fails to promptly act to protect the interests of the Indemnitee after having been notified of Claim, the Indemnitee may, at Indemnitor's expense, take action in its own defense.

          8.4. Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement, liability for indemnification hereunder shall not include any lost profits of either party to this Agreement.

                                   ARTICLE 9

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

          9.1. Performance by HAE. HAE represents and warrants that it has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations hereunder and to render the services contemplated hereby. HAE further covenants that it shall perform its obligations hereunder in a professional, timely, competent and efficient manner.

          9.2. Performance by Pharmacia. Pharmacia represents and warrants that it has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations hereunder. Pharmacia agrees to use commercially reasonably efforts to make Product available for sale to the Accounts. Pharmacia further covenants that it shall perform its obligations hereunder in a professional, timely, competent and efficient manner.

          9.3. Third Party Obligations. Each party represents and warrants that it is under no obligation to any third party that would interfere with its rendering performance described in and covered by the Agreement.

          9.4. Debarment; Convictions. HAE hereby warrants and represents that neither HAE, its Affiliates, nor, to the best of HAE's knowledge and belief after due inquiry, any of its employees or agents has ever been (or threatened to be) (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 306(a) or (b) of the U.S. Federal Generic Drug Enforcement Act of 1992. HAE covenants that it will promptly notify Pharmacia in the event of any such debarment, conviction, or indictment.

                                   ARTICLE 10

               STATUS OF HAE AND THE REPRESENTATIVES AND MANAGERS

          10.1. Independent Contractor. HAE shall perform its obligations hereunder strictly as an independent contractor. All employees, agents and representatives of HAE who perform services in connection with this Agreement shall neither be nor be considered to be employees of Pharmacia for any purpose. Rather, the employees, agents and representatives of HAE shall be and remain employees and agents of HAE and subject to the supervision of HAE. Pharmacia shall not be or be deemed to be an employer or joint employer of HAE employees, agents or representatives. Except as specifically provided herein, nothing in this Agreement shall be deemed to authorize HAE to act for, or bind Pharmacia or any of its Affiliates in any capacity.

          10.2. No Pharmacia Benefits. No HAE employees, agents or representatives shall be eligible to participate in any benefit programs or sales bonuses offered by Pharmacia to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee welfare or benefit plans offered from time to time by Pharmacia to its employees. HAE acknowledges that none of its employees, agents or representatives shall be eligible to participate in, and Pharmacia does not and will not maintain or procure for or on such personnel's behalf, any worker's compensation or unemployment compensation insurance. HAE acknowledges that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees and agents may be entitled to receive in connection with the performance of the HAE services hereunder.

          10.3. Taxes. If any state or other taxing authorities determine that sales, use or excise taxes are applicable to HAE's services performed hereunder, Pharmacia shall pay such taxes on behalf of HAE to the appropriate taxing authorities. In addition, Pharmacia shall be responsible for the payment of any applicable taxes related to supply of Product Promotional Materials to HAE. HAE shall be solely responsible for the payment of all federal, state and local income taxes due on money received from Pharmacia hereunder and shall be responsible for all employment taxes and withholding with respect to its employees, agents and contractors. 10.4. No Joint Venture. Nothing contained in this Agreement shall be construed as making the parties joint venturers or, except as otherwise provided herein, granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.

                                   ARTICLE 11

                          COMMUNICATIONS and MONITORING

          11.1. Communications from Third Parties. HAE shall use commercially reasonable efforts to communicate to Pharmacia all material comments, statements, requests and inquiries from the medical profession or any other third parties relating to the Products that are (i) out of the ordinary, (ii) not covered by Product Labeling, or (iii) safety-related, whether covered or not by Product Labeling. All responses to the medical profession or other third parties shall be handled solely by Pharmacia Medical Information and Education personnel.

          11.2. Field Communications. HAE's Director of Sales shall be responsible for all primary communications pertaining to field direction. The Director of Sales shall be responsible for sending informational copies of all field communications to the distribution list which shall be provided by Pharmacia.

          11.3. Government Agencies. All responses to government agencies concerning the Products shall be the sole responsibility of Pharmacia. As necessary, HAE shall provide reasonable assistance to Pharmacia with respect to communications from or to government agencies to the extent requested by Pharmacia and at no additional cost and expense to Pharmacia. HAE shall provide to Pharmacia any and all forms, documents and related records to enable Pharmacia to fully respond to such communications within a reasonable period of time.

          11.4. Customer Communications. HAE shall assist Pharmacia (as Pharmacia may reasonably request) with respect to customer communications with the Accounts and shall keep Pharmacia advised of market, economic, regulatory and other developments of which HAE may become aware which may affect the sale of the Product to the Accounts. Pharmacia shall keep HAE advised of market, economic, regulatory and other developments of which Pharmacia may become aware which may affect the sale of Products to the Accounts.

          11.5. Review of Results. The parties shall meet periodically, but at least once per calendar quarter (and more often as needed) to review and discuss results. Pharmacia shall regularly and promptly share with HAE reports, audits and other data it develops relative to its sales of the Product.

          11.6. Attendance at Sales Calls and/or POA Meetings. Pharmacia retains the right to have Pharmacia personnel accompany sales representatives on sales calls and/or have Pharmacia personnel attend plan of action meetings.

                                   ARTICLE 12

                                  RETURN/RECALL

          12.1. Returned Products. HAE may not authorize return of Products without prior approval by Pharmacia. All Products returned to HAE shall be shipped to HAE in accordance with Pharmacia's Returned Goods Policy, a copy of which is attached hereto as Exhibit C. Pharmacia shall be responsible for properly documented direct shipping costs which are reasonable or otherwise as authorized by Pharmacia. HAE shall advise the customer who made the return that the Products have been returned to Pharmacia.

          12.2. Recall or Field Action. At Pharmacia's request, HAE shall provide reasonable assistance to Pharmacia in (i) obtaining and receiving any Products that have been recalled and (ii) all other field action resulting from compliance issues. Pharmacia shall reimburse all direct documented costs (exclusive of costs for HAE personnel time) incurred by HAE with respect to participating in any such recall or field action. Pharmacia shall bear the cost and expense of notification, refund, replacement and destruction or return of recalled or withdrawn Products.

                                   ARTICLE 13

                              TERM AND TERMINATION

          13.1. Term. This Agreement will have an initial term (the "Initial Term") of three (3) years from the date of signature and shall renew annually for one (1) year periods (a "Renewal Term"), unless terminated earlier pursuant to Sections 13.2, 13.3, or 13.4, or unless either party provides ninety (90) days' written notice prior to the end of the Initial Term or any Renewal Term of their intent not to renew the Agreement for the next year.

          13.2. Termination For Breach. Either party may terminate this Agreement upon thirty (30) days written notice thereof to the other party upon the material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the nonbreaching party within such thirty (30) day period, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

          13.3. Termination For Lack of Product. HAE may terminate this Agreement upon thirty (30) days' written notice to Pharmacia in the event that Product representing twenty percent (20%) of the previous QS are unavailable for delivery to Accounts for more than sixty (60) days.

          13.4. Termination Under Section 4.4(d). Either party may terminate this Agreement upon sixty (60) days written notice to the other party upon failure to agree upon the modified QB in accordance with the terms of Section 4.4(d) herein.

          13.5. Phase Out. If this Agreement is terminated pursuant to Sections
13.2 or 13.3 hereof, the parties shall, at Pharmacia's request, discuss in good faith an appropriate phase-out of HAE's Detailing activities.

          13.6. Termination: Continuing Rights. If this Agreement is terminated by either party, Pharmacia shall compensate HAE for any commissions earned and not paid to HAE by Pharmacia for the calendar quarter of the termination. Further, the termination or expiration of this Agreement shall not affect any rights or obligations of any party under this Agreement which are intended by the parties to survive such termination.

          13.7. Effect of Termination. Within thirty (30) days following the termination or expiration of this Agreement, HAE shall, upon written request by Pharmacia, return to Pharmacia all copies of all Confidential Information, including but not limited to Product Promotional Materials, marketing plans, Account lists, reports and any and all other tangible items provided to HAE by Pharmacia.

                                   ARTICLE 14

                                  MISCELLANEOUS

          14.1. No Waiver: Cumulative Remedies. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          14.2. Governing Law. This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of New Jersey without regard to conflict or choice of laws principles

          14.3. Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the parties hereto shall use their best efforts to substitute valid, legal and enforceable provisions which, insofar as practical, implement the purposes hereof.

          14.4. Entire Agreement: Modification. This Agreement contains the entire agreement between the parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the parties hereto in respect of the subject matter hereof. This Agreement may not be changed or modified in any manner or released, discharged, abandoned or otherwise terminated unless in writing and signed by the duly authorized officers or representatives of the parties.

          14.5. Notices. Any notice or request required or permitted to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by reliable national courier service (such as FedEx), pre-paid registered or certified mail to the intended recipient at the address set forth below or such other address as may have been furnished in writing by the intended recipient to the sender. The date of mailing shall be deemed to be the effective date on which notice was given.

          Any notice required to be given shall be addressed as follows:

          If to Pharmacia:         Pharmacia Corporation
                                   100 Route 206 North
                                   Peapack, NJ 07977
                                   Attention: David J. Engels

          If to HAE:               Haemacure Corporation
                                   One Sarasota Tower, STE. 802
                                   Two North Tamiami Trail
                                   Sarasota, FL 34236
                                   Attention: President

          14.6. Execution in Counterparts. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document.

          14.7. Assignment. Except as otherwise expressly provided in this section, neither party may assign this Agreement in whole or in part without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed). Any such attempted assignment without prior written consent shall be void and ineffective. Notwithstanding the foregoing, either party may, without the other party's consent, assign its right, title and interest in this Agreement to any entity with which it may merge or consolidate, which acquires all or substantially all of its business and assets, or which otherwise controls, is controlled by or is under common control with the assigning party.

          14.8. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transaction contemplated herein shall be at such time and in such manner as the parties shall mutually agree in writing, provided that nothing herein shall prevent either party from, upon notice to and opportunity to review by the other, making such public announcements as such party's legal obligations require.

          14.9. Force Majeure. Failure of either party hereto to fulfill or perform its obligations under this Agreement shall not subject such party to any liability if such failure is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of such party, (a "Force Majeure Event") provided such party uses reasonable efforts to remove such Force Majeure Event and gives the other party prompt notice of the existence of such Force Majeure Event.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized and empowered officers and representatives as of the day and year first above written.

PHARMACIA CORPORATION                    HAEMACURE CORPORATION


______________________________________   _______________________________________
David J. Engels                          Marc Paquin
Director of Marketing, Global Business   President and Chief Executive Officer
Management

                                   Schedule A

--------------------------------------------------------------------------------
0009-0283-01          GELFILM(R)Sterile Film envelope of 1
--------------------------------------------------------------------------------
                                absorbable gelatin film
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
0009-0297-01          GELFILM(R)Sterile Ophthalmic Film box of 6
--------------------------------------------------------------------------------
                                absorbable gelatin film
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
0009-0433-01          GELFILM(R)Sterile Powder 1 g jar
--------------------------------------------------------------------------------
                                absorbable gelatin powder
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
0009-0315-03          GELFILM(R) Sterile Sponge 12-7 mm 12s
--------------------------------------------------------------------------------
0009-0323-01          GELFILM(R)Sterile Sponge size 50 4s
--------------------------------------------------------------------------------
0009-0342-01          GELFILM(R)Sterile Sponge size 100 6s
--------------------------------------------------------------------------------
0009-0349-01          GELFILM(R)Sterile Sponge size 200 6s
--------------------------------------------------------------------------------
0009-0353-01          GELFILM(R)Sterile Sponge Compressed size 100 6s
--------------------------------------------------------------------------------
0009-0396-01          GELFILM(R)Sterile Sponge Dental Pack size 4-jar of 15
--------------------------------------------------------------------------------
0009-0364-01          GELFILM(R)Sterile Sponge Pack size 2 cm 1s
--------------------------------------------------------------------------------
0009-0371-01          GELFILM(R)Sterile Sponge Pack size 6 cm 6s
--------------------------------------------------------------------------------
0009-0457-01          GELFILM(R)Sterile Sponge Prostatectomy Cone size 18 cm 6s
--------------------------------------------------------------------------------
                                 absorbable gelatin sponge
--------------------------------------------------------------------------------

                                   Schedule B

                                      ****

                                  Schedule C

          Return Goods Policy. P&U products in original containers, partials included, may be returned by our customer for credit or exchange, transportation prepaid.

          Product which have expired but are returned no later than one (1) year past the expiration date may be credited or exchanged at 100% of an approximate dollar equivalent of the Agreement price listed herein. Products that are within six (6) months of expiration are considered expired. No credit or exchange will be extended for products received after the one-year grace period.

          Products returned prior to their expiration date may be credited or exchanged at 80% of an approximate dollar equivalent of the Agreement price listed herein.

          Products may be returned, however, for 100% credit or exchange for an approximate dollar equivalent of the Agreement price listed herein prior to their expiration date IF:

* Return or exchange is made within one (1) year of the product's NDC number production date (i.e., prestocked products, new product introductions, new product line extension introductions, and new package size introductions). Please note, this does not apply to "customer friendly" packages. Since the customer friendly NDCs are created exclusively for the convenience of customer ordering, they are not considered to be new products;

* Either a billing or shipping error has occurred or merchandise is received damaged, AND P&U is notified within thirty (30) days of receipt of goods; or

*    A Product is recalled.

          Credit is not allowable on merchandise damaged by improper storage, by fire, or from smoke or water resulting from fire.

          When credit is allowed, the value of the return will be based on the Agreement price listed in this agreement.

          A P&U Returned Goods Form must be completed with the information required to comply with FDA good manufacturing practices. These forms can be obtained from your Distribution Center or your Sales Representative. Returned goods cannot be processed without this form.

          To assure credit, preauthorization will be required for returns from all P&U Company national accounts.


                                       17